                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                            GENERAL HOST CORPORATION

                                       AT

                              $5.50 NET PER SHARE

                                       BY

                              CYRUS ACQUISITION CORP.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, DECEMBER 23, 1997, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE OFFER PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE (THE "COMMON STOCK"), OF GENERAL HOST CORPORATION (THE "COMPANY"), WHICH CONSTITUTES, ON A FULLY-DILUTED BASIS (EXCLUDING THE DILUTIVE EFFECTS OF ANY OF THE COMPANY'S 8% CONVERTIBLE SUBORDINATED NOTES DUE 2002 WHICH REMAIN OUTSTANDING AND UNCONVERTED AT THE EXPIRATION OF THE OFFER), MORE THAN TWO-THIRDS OF THE SHARES OF COMMON STOCK OF THE COMPANY OUTSTANDING ON THE DATE OF PURCHASE, (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND (3) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IN THE TENDER OFFER AND CONSENT SOLICITATION BEING CONDUCTED BY THE COMPANY CONCURRENTLY HEREWITH (THE "DEBT OFFER") CONSENTS REPRESENTING AT LEAST A MAJORITY IN PRINCIPAL AMOUNT OF ALL OF THE COMPANY'S OUTSTANDING 11 1/2% SENIOR NOTES DUE 2002, ALL OTHER CONDITIONS TO THE DEBT OFFER HAVING BEEN SATISFIED OR WAIVED AND THE AMENDMENT TO THE INDENTURE GOVERNING SUCH SENIOR NOTES CONTEMPLATED BY THE DEBT OFFER HAVING BEEN EXECUTED AND BECOMING OPERATIVE IMMEDIATELY FOLLOWING THE CONSUMMATION OF THE DEBT OFFER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.

                           --------------------------

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES OF COMMON STOCK OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.
                           --------------------------

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined herein) (and the associated common stock purchase rights (the "Rights")) should either (1) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing the tendered Shares and, if separate, the certificates representing the associated Rights and any other required documents to the Depositary or tender such Shares (and Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in
Section 3 or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders having Shares (and Rights, if applicable) registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares (and Rights, if applicable) so registered.

    A shareholder who desires to tender Shares and Rights and whose certificates representing such Shares (and Rights, if applicable) are not immediately available, or who cannot deliver the certificates for Shares (and Rights, if applicable) and all other required documents to reach the Depositary on or prior to the Expiration Date (as defined herein), or who cannot comply with the procedure for book-entry transfer on a timely basis, must tender such Shares (and Rights, if applicable) by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to D. F. King & Co., Inc. (the "Information Agent") or to Chase Securities Inc. (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager, or from brokers, dealers, commercial banks or trust companies.

                      THE DEALER MANAGER FOR THE OFFER IS:
                             CHASE SECURITIES INC.
                               NOVEMBER 25, 1997

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1

THE TENDER OFFER...........................................................................................           4

       1.  Terms of the Offer; Expiration Date........................................           4
       2.  Acceptance for Payment and Payment for Shares..............................           5
       3.  Procedure for Tendering Shares and Rights..................................           6
       4.  Withdrawal Rights..........................................................           9
       5.  Certain Federal Income Tax Consequences....................................          10
       6.  Price Range Of Shares; Dividends...........................................          11
       7.  Certain Information Concerning the Company.................................          11
       8.  Certain Information Concerning Purchaser and Cypress.......................          14
       9.  Source and Amount of Funds.................................................          15
      10.  Background of the Offer; Contacts with the Company.........................          15
      11.  The Merger Agreement; the Support Agreement................................          17
      12.  Purpose of the Offer; the Merger; Plans for the Company; Rights
             Agreement................................................................          30
      13.  Dividends and Distributions................................................          34
      14.  Effect of the Offer on the Market for the Shares, NYSE Listing and Exchange
             Act Registration.........................................................          35
      15.  Certain Conditions of the Offer............................................          36
      16.  Certain Legal Matters and Regulatory Approvals.............................          38
      17.  Fees and Expenses..........................................................          40
      18.  Miscellaneous..............................................................          41

SCHEDULE I  -- DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, MEMBERS OF CYPRESS
               L.L.C. AND DIRECTORS AND EXECUTIVE OFFICERS OF ONWIST

SCHEDULE II -- ADDITIONAL INFORMATION REQUIRED BY THE NEW YORK SECURITY TAKEOVER
               DISCLOSURE ACT

To the Shareholders of

    GENERAL HOST CORPORATION

                                  INTRODUCTION

    Cyrus Acquisition Corp., a New York corporation ("Purchaser"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of General Host Corporation, a New York corporation (the "Company"), and the associated Common Stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 7, 1990 (as amended, the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as successor to Chemical Bank, as Rights Agent (the "Rights Agent"), at a purchase price of $5.50 per Share (and associated Rights), net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The Rights Agreement is described in greater detail below in Section
12. Unless the context requires otherwise, all references in this Offer to Purchase to Shares shall be deemed to refer also to the associated Rights, and all references to Rights shall be deemed to include all benefits that may inure to the shareholders of the Company or to holders of the Rights pursuant to the Rights Agreement. In connection with the Merger Agreement (as defined below), the Company has taken and will take all necessary action so that none of the execution and delivery of the Merger Agreement or the Support Agreement (as defined below), the making of the Offer, the acquisition of Shares pursuant to the Offer and the Equity Contribution (as defined in Section 9) or the consummation of the Merger (as defined below), the Offer, the Equity Contribution or the other transactions contemplated by the Merger Agreement will
(i) cause any Rights issued pursuant to the Rights Agreement to become exercisable, (ii) cause Purchaser or any of its Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) to be an Acquiring Person (as defined in the Rights Agreement) or (iii) give rise to a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement). Unless and until a Distribution Date occurs, the Rights will be transferred with and only with the Shares and, therefore, the surrender for transfer of any of the certificates representing Shares (the "Share Certificates"), including upon acceptance for payment of such Shares pursuant to the Offer, will also constitute the surrender for transfer of the Rights associated with the Shares represented by such Share Certificates. See Section 12.

    Purchaser has been organized by The Cypress Group L.L.C. (together with its affiliates, "Cypress") for the purpose of consummating the transactions described herein. See Section 8.

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares and Rights pursuant to the Offer. Purchaser will pay all fees and expenses of Chase Securities Inc., which is acting as Dealer Manager for the Offer, ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and D. F. King & Co., Inc., which is acting as the Information Agent, incurred in connection with the Offer. See Section 17.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE SHARES, AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

    The Board of Directors has received an opinion dated November 21, 1997 of Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), financial advisor to the Company, that, as of such date and based upon and subject to the matters set forth therein, the $5.50 per Share cash consideration to be received by holders of Shares in the Offer and the Merger was fair from a financial point of view to such holders. A copy of the opinion of Credit Suisse First Boston is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being distributed to the shareholders of the Company, and shareholders are urged to read the opinion carefully in its entirety.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE OFFER PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1) SUCH NUMBER OF SHARES WHICH CONSTITUTES, ON A FULLY-DILUTED BASIS (EXCLUDING THE DILUTIVE EFFECTS OF ANY OF THE COMPANY'S 8% CONVERTIBLE SUBORDINATED NOTES DUE 2002 (THE "CONVERTIBLE NOTES") WHICH REMAIN OUTSTANDING AND UNCONVERTED AT THE EXPIRATION DATE), MORE THAN TWO-THIRDS OF THE SHARES ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") (THE "HSR ACT CONDITION") (SEE SECTIONS 1 AND 15), AND (3) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IN THE TENDER OFFER AND CONSENT SOLICITATION BEING CONDUCTED BY THE COMPANY CONCURRENTLY HEREWITH (THE "DEBT OFFER") CONSENTS REPRESENTING AT LEAST A MAJORITY IN PRINCIPAL AMOUNT OF ALL OF THE COMPANY'S OUTSTANDING 11 1/2% SENIOR NOTES DUE 2002 (THE "SENIOR NOTES"), ALL OTHER CONDITIONS TO THE DEBT OFFER HAVING BEEN SATISFIED OR WAIVED AND THE AMENDMENT TO THE INDENTURE GOVERNING SUCH SENIOR NOTES (THE "SENIOR NOTE INDENTURE") CONTEMPLATED BY THE DEBT OFFER HAVING BEEN EXECUTED AND BECOMING OPERATIVE IMMEDIATELY FOLLOWING THE CONSUMMATION OF THE DEBT OFFER (THE "DEBT OFFER CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTIONS 1 AND 15. IF PURCHASER PURCHASES AT LEAST THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHAREHOLDER OF THE COMPANY. SEE SECTION 12.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 22, 1997 (the "Merger Agreement"), between Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the New York Business Corporation Law (the "NYBCL"), Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Purchaser will cease. See
Section 11.

    At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company or any direct or indirect subsidiary of the Company and Shares owned by Purchaser, which shall be cancelled, and other than Shares, if any (collectively, "Dissenting Shares"), held by shareholders who have properly exercised and perfected appraisal rights under Sections 623 and 910 of the NYBCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive $5.50 in cash, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes (the "Merger Consideration"). Immediately following the Merger, Cypress will own all the outstanding capital stock of the Surviving Corporation.

    As described above, the Offer is subject to, among other things, the Debt Offer Condition. Pursuant to the Merger Agreement, the Company is conducting the Debt Offer concurrently herewith. See Section 11. The Debt Offer is conditioned upon, among other things, the receipt of valid tenders (together with consents to the amendments to the Senior Note Indenture described in the Debt Offer) of at least a majority in principal amount of all the outstanding Notes and the consummation of the Financing (as defined in Section 11) to be provided to the Company to fund, among other things, the tender and consent consideration in the Debt Offer. Cypress has received a commitment letter from The Chase

Manhattan Bank, Chase Securities Inc. and Goldman Sachs Credit Partners L.P. with respect to the aggregate $220 million Financing to be provided to the Company, which commitment remains subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect thereto.

    The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

    The Company has represented to Purchaser that as of the close of business on November 2, 1997, there were 24,413,686 Shares issued and outstanding and 1,322,688 Shares issuable upon the exercise of outstanding stock options. Based upon the foregoing, Purchaser believes that 17,157,583 Shares constitutes two-thirds of the outstanding Shares on a fully-diluted basis (excluding the dilutive effects of any Convertible Notes which remain outstanding and unconverted at the Expiration Date).

    Since the Convertible Notes can be converted into Shares at a conversion price of $8.53466 per Share, a price significantly in excess of the price per share to be paid in the Offer and the Merger, it is not expected that any of the Convertible Notes would be so converted. However, if all of the currently outstanding Convertible Notes were so converted into Shares prior to the Expiration Date, the Company has represented to Purchaser that an additional 7,616,003 Shares would be outstanding. In such an event, based upon the foregoing, Purchaser believes that 22,234,918 Shares would constitute two-thirds of the outstanding Shares on a fully-diluted basis.

    Pursuant to the Merger Agreement, the record date for any shareholders meeting required to approve the Merger is to be the time immediately following the consummation of the Offer so that Purchaser is the holder of record for purposes of such vote of the Shares acquired in the Offer which Shares will constitute in excess of two-thirds of the issued and outstanding Shares of record at such record date assuming the Minimum Condition was satisfied. In addition, if following the consummation of the Offer the number of outstanding Shares increases, including as a result of the conversion of any Convertible Notes, the Merger Agreement permits Purchaser to purchase from the Company at a price per share equal to the cash price paid in the Offer and the Merger additional Shares as may be needed to maintain ownership of at least two-thirds of the outstanding Shares. As a result, if the Minimum Condition is satisfied and Purchaser acquires Shares pursuant to the Offer, it is expected that Purchaser will have the power to approve the Merger Agreement without the affirmative vote of any other shareholder. See Section 11.

    Simultaneously with the execution of the Merger Agreement and as a condition to the willingness of Purchaser to proceed with the Offer and the Merger, Harris
J. Ashton, Chairman, Chief Executive Officer and President of the Company (the "Supporting Shareholder"), entered into a Support Agreement (the "Support Agreement") with Purchaser, pursuant to which, among other things, the Supporting Shareholder agreed to tender his Shares to Purchaser pursuant to the Offer, and, so long as the Offer is continuing, to vote his Shares in favor of the Merger, the Merger Agreement, or any of the other transactions contemplated by the Merger Agreement and against any competing transaction. As of the date of the Support Agreement, the Supporting Shareholder held 1,532,157 Shares, representing approximately 6.3% of the currently outstanding Shares, and had the right to receive an additional 540,000 Shares, representing approximately an additional 2.2%, through the exercise of options. See Section 11.

    The Company has stated that, to the best knowledge of the Company, each director and executive officer of the Company intends to tender his/her Shares pursuant to the Offer, subject to personal tax and other considerations, including the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Directors and executive officers of the Company hold approximately 16% of the currently outstanding Shares.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, December 23, 1997, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, the HSR Act Condition, the Debt Offer Condition and certain other conditions. See Section 15, which sets forth in full the conditions to the Offer. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), Purchaser reserves the right, in its sole discretion, to waive any or all conditions to the Offer (other than the Minimum Condition) and to modify the terms of the Offer. Subject to the applicable rules and regulations of the Commission, if by the Expiration Date any or all of the conditions to the Offer have not been satisfied, Purchaser reserves the right (but shall not be obligated) to (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) waive such unsatisfied conditions and purchase all Shares validly tendered or (iii) extend the Offer and, subject to the terms of the Offer (including the rights of shareholders to withdraw their Shares), retain the Shares which have been tendered until the termination of the Offer, as extended.

    Under the terms of the Merger Agreement, Purchaser has expressly reserved the right, in its sole discretion, to make any other changes in the terms and conditions of the Offer, PROVIDED that Purchaser will not, without the prior written consent of the Company, make any change which decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer (other than by adding consideration), reduces the maximum number of Shares to be purchased in the Offer, or imposes conditions to the Offer in addition to those set forth in the Merger Agreement which are adverse to holders of the Shares. Under the Merger Agreement Purchaser has the right, in its sole discretion, to extend the Offer from time to time for up to an aggregate of 20 business days, notwithstanding the prior satisfaction of the conditions to the Offer, or as specified in the previous paragraph. Subject to the applicable rules and regulations of the Commission and the provisions of the Merger Agreement described above in this paragraph, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary or (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

    Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended, no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the

Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to shareholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

    The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the Minimum Condition, the HSR Act Condition and the Debt Offer Condition. In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section
16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

    For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see Section 16.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates and, if applicable, certificates evidencing the Rights ("Rights Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares and, if applicable, Rights that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    Prior to a Distribution Date, a valid tender of Shares will also constitute a tender of the associated Rights. If Rights Certificates have been distributed to holders of Shares, such holders are required to tender, or make book-entry transfer of, Rights Certificates representing the Rights associated with the Shares being tendered in order to effect a valid tender of such Shares. See
Section 12.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in Section 4.

    If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), in each case with the related Rights Certificates, if any, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURE FOR TENDERING SHARES AND RIGHTS.

    VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates and, if applicable, Rights Certificates evidencing tendered Shares and Rights must be received by the Depositary at such address or such Shares and Rights must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or
(ii) the guaranteed delivery procedures described below must be complied with.

    RIGHTS CERTIFICATES. Prior to a Distribution Date, a valid tender of Shares will also constitute a tender of the associated Rights. If a Distribution Date has occurred and Rights Certificates have been distributed to such holders prior to the date of tender pursuant to the Offer, Rights Certificates representing the Rights associated with the Shares being tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto, in order for such Shares to be validly tendered. If a Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a shareholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. A tender of Shares without Rights Certificates as set forth above constitutes an agreement by the tendering shareholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three business days after the date Rights Certificates are distributed. See
Section 1.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. If a Distribution Date occurs, to the extent that the Rights become eligible for book-entry transfer under procedures established by a particular Book-Entry Transfer Facility, the Depositary will make a request to establish an account with respect to the Rights at such Book-Entry Transfer Facility as soon as practicable. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedure will also apply to Rights. However, no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery is not available and if separate Rights Certificates have been issued, a tendering shareholder is not relieved of delivery requirements hereunder and thus will be required to tender Rights by means of actual physical delivery of Rights Certificates to the Depositary or pursuant to the guaranteed delivery procedures set forth below.

    DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND, IF APPLICABLE, RIGHTS CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    If the Share Certificates and, if applicable, Rights Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates and, if applicable, Rights Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates and, if applicable, Rights Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

    If Share Certificates and, if applicable, Rights Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such Delivery.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares and Rights pursuant to the Offer and such shareholder's Share Certificates and, if applicable, Rights Certificates are not immediately available, or such shareholder cannot deliver the Share Certificates and, if applicable, Rights Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares and Rights may nevertheless be tendered, provided that all of the following conditions are satisfied:

         (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

        (iii) the Share Certificates and, if applicable, Rights Certificates (or a Book-Entry Confirmation) representing all tendered Shares and Rights in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares and Rights tendered within the meaning of, and that the tender of the Shares and Rights effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares and Rights accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates and, if applicable, Rights Certificates, for, or of Book-Entry Confirmation with respect to, such Shares and Rights, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time and will depend upon when Share Certificates and, if applicable, Rights Certificates or Book-Entry Confirmations with respect to such Shares and Rights are received into the Depositary's account at a Book-Entry Transfer Facility.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser and each of them as such shareholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such shareholder with respect to such Shares (and such other Shares and other securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares (and such other Shares and other securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of shareholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer (subject to the provisions of the Merger Agreement) or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, any of its affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such shareholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

    OTHER REQUIREMENTS. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation and warranty that the shareholder is the holder of the Shares and Rights within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 24, 1998 (or such later date as may apply in case the Offer is extended).

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates or, if applicable, Rights Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. A withdrawal of Shares or Rights shall also constitute a withdrawal of the associated Rights or Shares, as applicable.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, any of its affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for Federal income tax purposes, a shareholder will recognize gain or loss in an amount equal to the difference between the cash received by the shareholder pursuant to the Offer or the Merger and the shareholder's adjusted tax basis in the Shares and the associated Rights tendered by the shareholder and purchased pursuant to the Offer or the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the shareholder, and a long-term capital gain or loss if the shareholder's holding period is more than one year as of the date Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. There are limitations on the deductibility of capital losses. Long-term capital gains of individuals are eligible for reduced rates of taxation, with additional rate reductions applicable to gains from capital assets held for more than 18 months. INDIVIDUALS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT OF CAPITAL GAINS AND LOSSES.

    6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and traded on the NYSE under the symbol "GH". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by IDD Information Services/Tradeline, a subsidiary of Dow Jones & Co., Inc. The Company did not pay cash dividends on the Shares during the periods described below.

                                                                                                   SALES PRICE*
                                                                                               --------------------
                                                                                                 HIGH        LOW
                                                                                               ---------  ---------
Fiscal Year Ended January 28, 1996:
  First Quarter..............................................................................  $   6.349  $   4.211
  Second Quarter.............................................................................  $   6.916  $   5.102
  Third Quarter..............................................................................  $   6.122  $   4.308
  Fourth Quarter.............................................................................  $   4.535  $   3.288
Fiscal Year Ended January 26, 1997:
  First Quarter..............................................................................  $   4.082  $   3.214
  Second Quarter.............................................................................  $   3.571  $   2.262
  Third Quarter..............................................................................  $   2.857  $   2.262
  Fourth Quarter.............................................................................  $   3.690  $   2.381
Fiscal Year Ending January 25, 1998:
  First Quarter..............................................................................  $   3.929  $   2.976
  Second Quarter.............................................................................  $   4.625  $   2.875
  Third Quarter..............................................................................  $   4.125  $   2.812
  Fourth Quarter (through November 21, 1997).................................................  $   3.750  $   3.188

------------------------

* Five percent stock dividends were paid on April 5, 1996 and April 4, 1997, and the prices presented in this table have been adjusted for the aforementioned stock dividends for all periods presented.

    On November 21, 1997, the last full trading day prior to announcement of the Offer, the closing sale price per Share reported on the NYSE was $3 7/16. On November 24, 1997, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the NYSE was $5 5/16 . SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    The Rights are currently attached to the outstanding Shares and may not be traded separately. If a Distribution Date occurs, the Rights could begin trading separately from the Shares. See Section 12. IN SUCH EVENT, SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION, IF ANY, FOR THE RIGHTS. Holders of Shares are required to tender the Rights associated with each Share tendered in order to effect a valid tender of such Share. Accordingly, if a Distribution Date occurs, shareholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of Shares.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the 1995 Annual Report, the 1996 Annual Report, the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 11, 1996 and August 10, 1997, other publicly available information and other information provided by the Company. The summary information set forth below is qualified in its entirety by reference to the publicly available reports of the Company (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although Purchaser does not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, Purchaser does not assume any responsibility for the accuracy or completeness of the information contained in such reports, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser.

    GENERAL. The Company is a New York corporation with its principal executive offices located at One Station Place, P.O. Box 10045 Stamford, CT 06904.

    The Company, through a wholly-owned subsidiary, operates a chain of specialty retail stores devoted to the sale of lawn and garden products, crafts, Christmas merchandise and pet food and supplies.

    FINANCIAL INFORMATION. Set forth below are certain selected consolidated financial data for the Company's last three fiscal years which were derived from the 1996 Annual Report and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 11, 1996 and August 10, 1997. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data are qualified in their entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the NYSE in the manner set forth below.

                            GENERAL HOST CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                               TWENTY-EIGHT
                                                                                                                WEEKS ENDED
                                                                  FISCAL YEAR ENDED JANUARY             ---------------------------
                                                              ----------------------------------        AUGUST 10,       AUGUST 11,
                                                                1997        1996          1995             1997             1996
                                                              --------    --------      --------        ----------       ----------
Sales.....................................................    $530,752    $593,270      $567,987         $ 302,697        $ 298,217
Income (loss) from continuing operations before income
 taxes....................................................    $(10,740)   $ (4,964)     $  4,073         $   3,325        $   3,711
Income (loss) from continuing operations..................    $(10,740)   $ (4,339)(1)  $  8,585(2)(3)   $   3,325        $   3,451
Net income (loss).........................................    $(10,740)   $ (7,339)     $  8,585         $   3,325        $   3,451
Income (loss) per share from continuing operations(4).....    $   (.44)   $   (.18)(1)  $    .35(2)(3)
Net income (loss) per share(4)............................    $   (.44)   $   (.30)     $    .35         $     .14        $     .14
Cash dividends per share(5)...............................    $      0    $      0      $      0         $       0        $       0
Average shares outstanding(4).............................      24,414      24,416        24,411            24,414           24,414
Total current assets......................................    $139,986    $131,303      $182,871         $ 159,981        $ 143,248
Total year-end assets.....................................    $386,422    $395,785      $464,858         $ 394,188        $ 397,532
Total current liabilities.................................    $ 86,717    $ 86,109      $109,422         $  91,154        $  79,915
Long-term debt, including current portion.................    $195,015    $191,872      $234,005         $ 193,792        $ 195,952
Shareholders' equity......................................    $ 99,495    $110,228      $117,650         $ 103,440        $ 113,679

------------------------

(1) Includes $600 of income tax reserves no longer required.

(2) Includes a net gain of $3,612 from the sale of the Company's investment in Sunbelt Nursery Group, Inc.

(3) Includes $1,000 of income tax reserves no longer required.

(4) Share and per share data have been restated to reflect the 5% stock dividends distributed in April of each year.

(5) In lieu of a cash dividend a 5% stock dividend was distributed in April of each year.

    THIRD QUARTER 1997. In connection with the negotiations relating to the Merger Agreement (see Section 10), the Company provided Cypress certain preliminary sales and earnings results for the third quarter ended November 2, 1997, including: preliminary sales of $82,481,000; preliminary pre-tax loss of $17,800,000, and preliminary net loss per Share of $.73. In providing this information to Cypress, the Company cautioned Cypress that the disclosed results were preliminary in nature and that actual third-quarter sales and earnings results, due to be completed and released in mid-December 1997, may differ.

    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their compensation, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street,

N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information or from the Company.

    8. CERTAIN INFORMATION CONCERNING PURCHASER AND CYPRESS.

    PURCHASER. Purchaser is a newly formed New York corporation organized at the direction of Cypress in connection with the Offer and the Merger. The address of Purchaser is c/o The Cypress Group L.L.C., 65 East 55th Street, 19th Floor, New York, New York 10022.

    CYPRESS. Cypress manages a private equity fund with more than $1 billion in commitments. It is anticipated that Cypress will invest in the common stock of Purchaser through Cypress Merchant Banking Partners L.P. ("CMBP L.P.") and Cypress Offshore Partners L.P. ("Cypress Offshore"). CMBP L.P. is a Delaware limited partnership formed in 1994 to invest in securities of entities selected by its general partner. Cypress Offshore is a Cayman Islands limited partnership formed in 1995 to invest in securities of entities selected by its investment general partner. Cypress Associates L.P., a Delaware limited partnership, is the sole general partner of CMBP L.P. and the investment general partner of Cypress Offshore. The Cypress Group L.L.C. ("Cypress L.L.C."), a Delaware limited liability company, is the sole general partner of Cypress Associates L.P., and Onwist Ltd. ("Onwist"), a Cayman Islands limited liability company, is the administrative general partner of Cypress Offshore.

    The business of Cypress L.L.C. consists of performing the functions of, and serving as, the general partner of Cypress Associates L.P. and a related partnership. The address of Cypress L.L.C. is 65 East 55th Street, 19th Floor, New York, New York 10022.

    The business of Onwist consists of performing the functions of, and serving as, the administrative general partner of Cypress Offshore Partners L.P. and the general partner of a related partnership. The address of Onwist is P.O. Box 1043 George Town, Grand Cayman, Cayman Islands.

    The name, citizenship, business address, present principal occupation or employment and five year employment history of each of the directors and executive officers of Purchaser and Cypress are set forth on Schedule I hereto.

    By virtue of the Support Agreement, Purchaser may be deemed to have the right to acquire, or the power to vote or direct the vote of, and therefore to beneficially own, the 1,532,157 Shares held by the Supporting Shareholder and subject to the Support Agreement, representing approximately 6.3% of the currently outstanding Shares.

    Except as described in this Offer to Purchase and in Schedule I, none of Purchaser, Cypress, nor, to the best knowledge of Purchaser and Cypress, any of the persons listed on Schedule I hereto, or any associate or majority-owned subsidiary of Purchaser, Cypress or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of Purchaser, Cypress nor, to the best knowledge of Purchaser and Cypress, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

    Except as set forth in this Offer to Purchase, neither Purchaser nor Cypress nor, to the best knowledge of Purchaser and Cypress, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to contracts, arrangements, understanding or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Purchaser nor Cypress nor, to the best knowledge of Purchaser and Cypress, any of the persons listed on Schedule I hereto, has had since January 31, 1994 any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 31, 1994 there have been no contacts, negotiations or transactions between any of Cypress, Purchaser or, to the best knowledge of Purchaser and Cypress, any of the persons listed on Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

    9. SOURCE AND AMOUNT OF FUNDS. Purchaser will require approximately $165 million to (i) purchase the Shares (assuming all outstanding options were exercised) pursuant to the Offer and the Merger, (ii) pay fees and expenses to be incurred in connection with the completion of the Offer and the Merger and
(iii) purchase additional Shares from the Company as required by the terms of the Financing (the "Equity Contribution"; see Section 11). All of the funds required to finance the foregoing will be furnished to Purchaser by sales of its capital stock to Cypress.

    Since the Convertible Notes can be converted into Shares at a conversion price of $8.53466 per Share, a price significantly in excess of the price per share to be paid in the Offer and the Merger, it is not expected that any of the Convertible Notes would be so converted. However, if all of the currently outstanding Convertible Notes were so converted into Shares, Purchaser would require approximately $42 million more to purchase such Shares. If required, such funds would be loaned to Purchaser by Cypress.

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. In early February 1997, Cypress requested a meeting with Harris J. Ashton, the Company's Chairman, Chief Executive Officer and President, to discuss a possible transaction with the Company. On February 26, 1997, representatives of Cypress met with Mr. Ashton and expressed a preliminary interest in exploring a possible transaction. On March 25, Cypress entered into a confidentiality agreement with the Company and was thereafter provided certain financial and operating information by the Company.

    On April 10, 1997, Mr. Ashton met with representatives of Cypress at which meeting Cypress reconfirmed its interest in engaging in a potential transaction involving the acquisition of the Company. Mr. Ashton indicated that after the Company's release of first-quarter results in mid-June he would be willing to discuss a possible transaction depending on Cypress' valuation of the Company. Following the April 10 meeting, the Company and Cypress had intermittent contacts regarding a possible transaction.

    On July 2, 1997, after having conducted preliminary discussions with and reviewing information regarding the Company, Cypress expressed an interest in acquiring all or a controlling interest of the Company's main operating subsidiary, Frank's Nursery & Crafts, Inc. ("Frank's"). No firm proposal was made by Cypress at that time. The Company subsequently informed Cypress that it had determined a transaction involving Frank's would have significant adverse tax consequences.

    On July 11, 1997, the Company engaged Credit Suisse First Boston Corporation ("Credit Suisse First Boston") as its exclusive financial advisor with respect to the Company's continuing review of strategic and financial planning matters, including the possible sale of the Company or Frank's.

    Over the next several months, Cypress conducted additional due diligence on the business, operations and financial performance of the Company, which included meetings with the Company's management in Detroit, Michigan and other locations.

    In late September, before having completed due diligence, Cypress indicated to representatives of the Company that based on information it had received and reviewed to date, it would be interested in discussing a potential transaction involving the acquisition of the Company for a per share price of at least $5.00. After considering such expression of interest, the Company responded that it believed a higher price was justified but that it would continue to discuss a potential transaction with Cypress.

    In October and early November of 1997, the Company and Cypress continued discussions regarding a possible transaction, including a meeting at the Company's headquarters in Stamford, Connecticut between Mr. Ashton and James A. Stern, Chairman of Cypress L.L.C., David Spalding, Vice Chairman of Cypress L.L.C., and Bahram Shirazi, a principal of Cypress L.L.C., and at which Cypress proposed a cash acquisition at $5.00 per share. After the October 27 meeting, the parties began to discuss the possibility of Cypress permitting shareholders who elected to do so to retain a minority equity interest in the Company following a transaction.

    On November 5, 1997, Cypress submitted a written proposal to acquire the Company in a tender offer for all of the outstanding shares of the Company at $5.50 per share in cash to be followed by a merger pursuant to which shareholders would be given the election to retain up to 10% of the outstanding shares. Cypress' proposal was subject to certain conditions, including, among other things, a successful tender offer and consent solicitation for a majority of the outstanding Senior Notes. Cypress' proposal outlined, among other things, the structure and timing of a proposed transaction, the form of consideration to be received by shareholders and Cypress' financing commitments necessary to finance the Offer and the Merger and included a commitment letter with respect to the senior bank financing which would be used to finance the debt tender offer and refinance the Company's other existing debt.

    On November 6, 1997, the Company's Board met in executive session to discuss the progress of discussions with Cypress.

    Beginning on November 7, 1997, Cypress and its legal advisors commenced negotiations with the Company's legal and financial advisors with respect to the terms of a possible merger agreement. On November 8, Cypress' legal counsel distributed draft documentation to the Company's legal counsel.

    Discussions continued during the week of November 9.

    On November 14, 1997, Cypress informed the Company and Credit Suisse First Boston that it needed time to evaluate any further proposal in light of preliminary information Cypress had requested and received from the Company that day regarding results for the Company's third fiscal quarter (see Section 7).

    On November 15, 1997, the Company's Board held a special meeting to discuss the proposed transaction with Cypress.

    During the week of November 16, 1997, representatives of the Company and the Company's legal and financial advisors continued negotiations with representatives of Cypress and Cypress' legal advisors concerning the terms and conditions of a proposed merger agreement.

    On November 19, Cypress informed the Company and Credit Suisse First Boston that, in light of the preliminary third-quarter information (see Section 7), it would be interested in making a proposal to acquire all outstanding shares of the Company for $5.25 cash per share. On November 20, after further discussions, Cypress agreed to increase its proposal to $5.50 per share.

    On November 21, 1997, the Company's Board held a special meeting to review, with the advice and assistance of the Company's financial and legal advisors, the proposed terms and conditions of the proposed Merger Agreement. At such meeting, Credit Suisse First Boston provided an oral opinion (which was subsequently confirmed in writing) that, as of such date and based upon and subject to the matters discussed with the Company's Board, the cash consideration to be received by the holders of the Company Common Stock in the Offer and the Merger was fair from a financial point of view to such holders. Following the Company's Board's review of the terms of the Offer and the Merger, the Company's Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company's shareholders, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, authorized the execution and delivery of the Merger Agreement, recommended that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer, and recommended that the Company's shareholders approve and adopt the Merger Agreement. The Company's Board also approved postponing the Distribution Date (as defined in the Rights Agreement) until December 31, 1997 and to amend the Rights Agreement to make the Rights Agreement inapplicable to the transactions contemplated by the Merger Agreement.

    On November 22, 1997, the Company and Purchaser executed the Merger Agreement. On November 24, 1997, the Company and Cypress issued a press release announcing the execution of the Merger Agreement.

    11. THE MERGER AGREEMENT; THE SUPPORT AGREEMENT. The following is a summary of the Merger Agreement and the Support Agreement, which summary is qualified in its entirety by reference to the copies thereof filed as exhibits to the Tender Offer Statement on Schedule 14D-1.

THE MERGER AGREEMENT

    THE OFFER. Under the terms of the Merger Agreement, provided that the Merger Agreement shall not have been terminated in accordance with its terms and no event shall have occurred and no circumstance shall exist which would result in a failure to satisfy any of the conditions or events set forth in Section 15 hereof (the "Offer Conditions"), Purchaser was required, as soon as reasonably practicable after the date of the Merger Agreement (and in any event within five business days from the date of public announcement of the execution thereof), to commence the Offer. The Merger Agreement further provides that the obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to the satisfaction of the Offer Conditions. Under the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to waive any such condition (other than the Minimum Condition) and make any other changes in the terms and conditions of the Offer, PROVIDED that, unless previously approved by the Company in writing, no change may be made which decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer (other than by adding consideration), reduces the maximum number of Shares to be purchased in the Offer, or imposes conditions to the Offer in addition to those set forth in Section 15 hereof which are adverse to holders of the Shares. The initial expiration date of the Offer shall be 20 business days following (and inclusive of) the date of commencement. Under the terms of the Merger Agreement, Purchaser covenants and agrees that, subject to the terms and conditions of the Merger Agreement, and subject to the Offer Conditions, Purchaser will accept for payment and pay for Shares as soon as it is permitted to do so under applicable law, PROVIDED that Purchaser has the right, in its sole discretion, to extend the Offer from time to time for up to an aggregate of 20 business days, notwithstanding the prior satisfaction of the Offer Conditions. Under the terms of the Merger Agreement, Purchaser and the Company have agreed that the Offer Conditions are for the benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Purchaser) or, except with respect to the Minimum Condition, may be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

    COMPANY BOARD REPRESENTATION. The Merger Agreement provides that, immediately upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as shall give Purchaser representation on the Board of Directors equal to the product of the total number of directors on such Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser (including Shares as to which any such person has the right to vote or direct the voting) bears to the total number of Shares then outstanding, and the Company shall, at such time, take all action necessary to cause Purchaser's designees to be so elected, including by securing the resignations of incumbent directors. In addition, Purchaser shall determine for the approval of the Board of Directors the classes into which such directors are placed, so long as such placement does not violate or conflict with the Company's certificate of incorporation (the "Certificate of Incorporation") or by-laws (the "By-Laws") or the NYBCL and the Company shall cause Purchaser's designees to be so placed. The Merger Agreement provides that the Company will use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the board of (i) each committee of the Board of Directors, (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by law and the rules of the NYSE to the extent applicable. The Merger Agreement provides that the

Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and that the Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under the provisions described in the preceding paragraph.

    The Merger Agreement provides that following the election or appointment of Purchaser's designees pursuant to the provisions described in the preceding paragraph and prior to the Effective Time, so long as at least one director of the Company then in office is neither designated by Purchaser nor an employee of the Company (a "Disinterested Director"), any amendment of the Merger Agreement or, to the extent material, the Certificate of Incorporation or By-Laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or waiver of any of the Company's rights thereunder, and any other consent or action by the Board of Directors thereunder, will require the concurrence of a majority of the Disinterested Directors or, if there is only one Disinterested Director, of such Disinterested Director. The Merger Agreement further provides that the Company shall use its best efforts to insure that at least one Disinterested Director remains on the Board of Directors prior to the Effective Time.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof and accordance with the NYBCL, at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation.

    The Merger Agreement provides that at the Effective Time and without any further action on the part of the Company and Purchaser, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to add the provision set forth in the Merger Agreement permitting shareholder action by written consent (which provision shall not be effective until certain amendments to the NYBCL become effective on February 23,
1998), and, as so amended, until thereafter further amended (subject to the terms of the Merger Agreement) as provided therein and under the NYBCL, shall be the certificate of incorporation of the Surviving Corporation following the Merger. At the Effective Time, and without any further action on the part of the Company and Purchaser, the By-Laws shall be the by-laws of the Surviving Corporation and thereafter may (subject to the terms of the Merger Agreement) be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law. The Merger Agreement further provides that the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

    The Merger Agreement provides that at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

         (i) each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

        (ii) each Share held in the treasury of the Company and each Share owned by Purchaser or any direct or indirect subsidiary of the Company, in each case immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto;

        (iii) each issued and outstanding Share (other than shares cancelled pursuant to the preceding paragraph and any Dissenting Shares) shall be converted into the right to receive $5.50 in cash or any higher price that may be paid pursuant to the Offer, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes; and

        (iv) immediately following the Effective Time, the Surviving Corporation shall execute and deliver to the trustee under the Indenture, dated as of February 28, 1992, between the Company and United States Trust Company of New York, as trustee (the "Convertible Notes Indenture"), executed in connection with the issuance by the Company of the Convertible Notes, a supplement to such Convertible Notes Indenture providing that each Convertible Note remaining outstanding shall, after the Effective Time, be convertible into an amount in cash equal to the product of (x) the number of Shares into which such Convertible Note was convertible immediately prior to the Effective Time times (y) the Merger Consideration.

    The Merger Agreement provides that Dissenting Shares shall not be converted into the right to receive the Merger Consideration, but shall instead entitle the holder thereof to receive that consideration determined pursuant to Sections 623 and 910 of the NYBCL; PROVIDED, HOWEVER, that if a holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the NYBCL, such holder's Dissenting Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon.

    The Merger Agreement further provides that the Company shall give Purchaser
(i) prompt notice of any demands for appraisal pursuant to Sections 623 and 910 of the NYBCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the NYBCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the NYBCL. In addition, the Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

    The Merger Agreement provides that prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that each outstanding stock option heretofore granted under any Company Plan (as defined in the Merger Agreement) (each "Option"), whether or not then vested or exercisable, shall, at and after the Effective Time, be exercisable solely for, and shall entitle each holder thereof solely to, a payment in cash from the Company (subject to any applicable withholding taxes, the "Cash Payment"), upon exercise, equal to the product of (x) the total number of Shares subject or related to such Option, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price or purchase price, as the case may be, per Share subject or related to such Option, each such Cash Payment to be paid to each holder of an outstanding Option upon exercise; PROVIDED, HOWEVER, that with respect to any person subject to Section 16 of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such Person under
Section 16(b) of the Exchange Act. As provided in the Merger Agreement, the Company Plans (and any other plan, program or arrangement) providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time. The Merger Agreement further provides that the Company will take all commercially reasonable steps to ensure that none of the Company or any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than the current shareholders of Purchaser or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or, except as otherwise provided in the Merger Agreement, to receive any payment in respect thereof and to cause or request the holders of the Options to agree to an automatic exercise thereof at the Effective Time.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's and its subsidiaries' organization and qualification, subsidiaries, certificate of incorporation and by-laws, capitalization, authority relative to the Merger Agreement, absence of conflicts with governing instruments or other agreements, required filings and consents, compliance, filings with the Commission and information contained in documents relating to the Offer, the Debt Offer and the Merger, financial statements, absence of certain changes or events, absence of litigation, employee benefit plans, tax matters, environmental matters, material contracts, permits, properties, intellectual property, management information systems, affiliate transactions, approvals and vote required to consummate the Merger, brokers and finders, and the Rights Agreement.

    In addition, the Merger Agreement contains representations and warranties of Purchaser concerning Purchaser's corporate organization, certificate of incorporation and by-laws, authority relative to the Merger Agreement, absence of conflicts with governing instruments or other agreements, required filings and consents, filings with the Commission and information contained in documents relating to the Offer, the Debt Offer and the Merger, debt financing, equity financing, and brokers and finders.

    AGREEMENTS OF THE COMPANY AND PURCHASER. The Merger Agreement contains certain covenants and agreements of the parties thereto, including the following:

    CONDUCT OF BUSINESS OF THE COMPANY PENDING THE MERGER. Under the terms of the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to such time as Purchaser's designees shall constitute a majority of the Company's Board of Directors, except as specifically contemplated by the Merger Agreement and unless Purchaser shall otherwise agree in writing, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company and its subsidiaries shall each use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. The Merger Agreement further provides, by way of amplification and not limitation, that except as specifically contemplated thereby, neither the Company nor any of its Significant Subsidiaries (as defined in the Merger Agreement) (or, in the case of clause (j) below, its subsidiaries) shall, during such period, directly or indirectly do, or commit to do, any of the following without the prior written consent of Purchaser:

        (a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents or, except as expressly contemplated by the Merger Agreement, amend the Rights Agreement;

        (b) issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (A) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its subsidiaries (except for (i) the issuance of up to 1,322,688 Shares issuable in accordance with the terms of Options outstanding as of November 2, 1997, and (ii) the issuance of up to 7,616,003 Shares issuable in accordance with the terms of Convertible Notes outstanding as of November 2, 1997) or (B) any assets of the Company or any of its subsidiaries, except for (x) assets (excluding real property) sold, leased, pledged or otherwise encumbered in the ordinary course of business and in a manner consistent with past practice and (y) sale/leaseback transactions on commercially reasonably terms and in an aggregate amount not in excess of $15 million, so long as such transactions are not consummated prior to January 15, 1998 and so long as such transactions can be abandoned by the Company at any time prior to consummation without the payment or incurrence of material cost, expense or fees;

        (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

        (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) other than with respect to borrowings necessary to effect the Debt Offer, incur any indebtedness for borrowed money (other than (x) up to an aggregate principal amount of $10 million at any one time outstanding and incurred in the ordinary course of business or (y) pursuant to the Financing), or issue any debt securities, or enter into any sale/leaseback transaction other than as described in clause (b) above, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person; (iii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (iv) authorize any single capital expenditure (or series of capital expenditures) which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in the provisions described in this paragraph (e); PROVIDED that the Company and its subsidiaries may obtain commitments for up to $25 million of financing in replacement for any existing commitments so long as no material fees are incurred in respect thereof on or prior to the initial expiration date of the Offer and so long as any such commitments may be terminated by the Company at any time without the payment or incurrence of material cost, expense or fees;

        (f) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, other than increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining agreement or Company Plan, including, but not limited to, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, or make any loans to any employees, officers or directors (other than advances in respect of reimbursable expenses) or cancel or forgive any such existing loans;

        (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

        (h) make or change any tax election, file any amended tax return, or settle or compromise any material federal, state, local or foreign tax liability;

        (i) settle or compromise any pending or threatened suit, action or claim for an amount in excess of $25,000 or which relates to the transactions contemplated by the Merger Agreement;

        (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries other than the Merger and other than with respect to an inactive subsidiary so long as neither the Company nor its Significant Subsidiaries (as defined in Regulation S-X promulgated by the Commission) incurs or assumes any liabilities or obligations in connection therewith or as a result thereof;

        (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities; or

        (l) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in the provisions described in paragraphs (a) through (k) or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue and incorrect as of the date when made if such action had then been taken, or would result in any of the Offer Conditions not being satisfied.

    NO SOLICITATION OF TRANSACTIONS. Under the terms of the Merger Agreement, the Company has agreed that it shall not, and shall cause its subsidiaries and its and its subsidiaries' officers, directors, employees, representatives, agents, advisors and affiliates not to, solicit, initiate or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, or enter into an agreement with, any person relating to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner a greater than 20% equity interest in, or more than 20% of the assets of, the Company or any of its subsidiaries, other than the Merger, the Offer and the other transactions contemplated by the Merger Agreement (any of the foregoing, an "Acquisition Proposal"); PROVIDED, that the Company may (i) at any time prior to the consummation of the Offer, if the Company is not otherwise in violation of the provisions described in this paragraph, furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for an Acquisition Proposal if and so long as the Board of Directors of the Company determines in good faith by a majority vote, based upon advice of its outside legal counsel, that failing to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Board; and (ii) take a position with respect to the Acquisition Proposal, or amend or withdraw such position, in compliance with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to the Acquisition Proposal. Under the terms of the Merger Agreement, the Company has also agreed immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the Merger Agreement with any parties other than Purchaser and its affiliates with respect to any of the foregoing. The Merger Agreement provides that the Company shall promptly (and in any event within 24 hours) advise Purchaser following the receipt by it of any Acquisition Proposal or any inquiry or request relating thereto and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of any written proposal), and, if consistent with its fiduciary duties, advise Purchaser of any developments with respect to such Acquisition Proposal, inquiry or request promptly upon the occurrence thereof, including the Company's entering into discussions or negotiations with respect thereto. Under the terms of the Merger Agreement, the Company has agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party. The Company and Purchaser have agreed that any violation of the restrictions set forth in the provisions described in this paragraph by any officer, director, employee, representative, agent, advisor or affiliate of the Company or any subsidiary shall be deemed to be a breach of the provisions described in this paragraph by the Company.

    SHAREHOLDERS MEETING. The Merger Agreement provides that the Company, acting through its Board of Directors, shall, if required to approve the Merger in accordance with applicable law and the Certificate of Incorporation and By-Laws, (i) duly call, give notice of, convene and hold a meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (the "Shareholders Meeting") and (ii) use its reasonable best efforts to obtain the necessary approval of the Merger Agreement and the Merger by its shareholders.

    The Merger Agreement further provides that the Board of Directors of the Company shall set the record date for the Shareholders Meeting to occur immediately following the consummation of the Offer and the Equity Contribution so that Purchaser is the holder of record for purposes of such Shareholders Meeting of the Shares acquired in the Offer and the Equity Contribution, which Shares shall constitute in excess of two-thirds of the issued and outstanding Shares of record at such record date. Under the terms of the Merger Agreement, in the event that it becomes necessary to delay the date of the Shareholders Meeting, the Company shall use its reasonable best efforts to ensure that any such delay does not frustrate the purpose of the immediately preceding sentence, including by issuing Shares in accordance with the Merger Agreement immediately prior to setting any new record date for the Shareholders Meeting as described below.

    The Merger Agreement provides that in the event that Purchaser shall acquire at least 90% of the outstanding Shares, the Company agrees, at the request of Purchaser, subject to the conditions of the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders, in accordance with Section 905 of the NYBCL.

    PROXY STATEMENT. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, the Company shall prepare and file with the Commission under the Exchange Act and the rules and regulations promulgated thereunder, and shall use its reasonable best efforts to have cleared by the Commission as promptly as practicable after such filing, the proxy statement with respect to the Shareholders Meeting (the "Proxy Statement"). The Company and Purchaser each agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

    FILINGS; OTHER ACTIONS. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, each of the Company and Purchaser shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable, including under applicable laws and regulations, to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including but not limited to (i) cooperation in the preparation and filing of the Schedule 14D-1, the Schedule 14D-9, the Proxy Statement or any required filings under the HSR Act and any amendments to any thereof, (ii) using its reasonable best efforts to make and cooperate in making all required regulatory filings and applications and to obtain and cooperate in obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and third parties as are necessary or advisable for the consummation of the Merger and the other transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer, the Merger, the Debt Offer, and the Financing and (iii) using its reasonable best efforts to oppose, defend against, remove and appeal any injunction, order, decree or ruling restraining, enjoining or otherwise prohibiting the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement. The Merger Agreement further provides that in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of the Surviving Corporation and Purchaser shall use their reasonable best efforts to take all such necessary action.

    DEBT OFFER. The Merger Agreement required the Company to, as soon as reasonably practicable after the date of the Merger Agreement (and in any event within five business days from the date of public announcement of the execution thereof), commence the Debt Offer. The Merger Agreement further provides that Purchaser shall be entitled to be involved in and shall cooperate with the Company in the Company's preparation of the documents to be sent to the holders of the Senior Notes in connection with the Debt Offer (the "Debt Offer Documents"). Pursuant to the Merger Agreement, the Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be reasonably requested by Purchaser, and the Company shall not, without Purchaser's prior written consent, waive any condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer. Under the terms of the Merger Agreement, Purchaser has agreed to act in a commercially reasonable manner in determining whether or not to give such consent. Under the terms of the Merger Agreement, each of Purchaser and the Company has agreed promptly to correct any information provided by it for use in the Debt Offer Documents that shall have become false or misleading in any material respect, and the Company has further agreed to take all steps necessary to cause the Debt Offer Documents as so corrected to be disseminated to holders of Senior Notes. Under the terms of the Merger Agreement, provided the Company is able to obtain the Financing to consummate the Debt Offer, and the other conditions of the Debt Offer are met or, at the sole discretion of Purchaser, waived, the Company shall accept for payment and pay for the Senior Notes validly tendered and not withdrawn pursuant to the Debt Offer simultaneously with the consummation of the Offer.

    FINANCING. Under the terms of the Merger Agreement, the Company agrees to provide, and will cause its subsidiaries and its and their respective officers, employees, representatives and agents to provide, cooperation in connection with the arrangement and closing of the financing described in a commitment letter dated November 21, 1997 from The Chase Manhattan Bank, Chase Securities Inc. and Goldman Sachs Credit Partners L.P. to, and accepted and agreed by, The Cypress Group L.L.C., including the term sheet attached thereto, or any other financing on terms and conditions not significantly less favorable to or otherwise reasonably acceptable to the Company and arranged or approved by Purchaser or its affiliates (the "Financing"), to be consummated contemporaneous with or at or after consummation of the Offer or the Effective Time in respect of the transactions contemplated by the Merger Agreement, including without limitation, the negotiation and execution of loan documents, the preparation of disclosure schedules, the preparation of offering memoranda, private placement memoranda or other similar documents, participation in meetings, due diligence sessions and road shows (consistent with such individuals' responsibilities for the ongoing operations of the Company), the execution and delivery, with effectiveness no earlier than consummation of the Offer, of any pledge and security documents, other definitive financing documents, or other requested certificates or documents as reasonably may be requested by Purchaser. The Merger Agreement further provides that in connection with the obtaining of any such financing, the Company agrees to request opinions of the Company's legal counsel and "comfort letters" of the Company's accountants reasonably required in connection with such financing and, at the request of Purchaser, following the consummation of the Offer, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company to the extent financing is available therefor.

    ACCESS TO INFORMATION; CONFIDENTIALITY. The Merger Agreement provides that, from the date of the execution thereof to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of Purchaser and its affiliates, and financing sources who shall agree to be bound by the provisions described in this paragraph as though a party to the Merger Agreement, access at all reasonable times (i) to its officers, employees, agents, properties, offices, stores and other facilities and to all books and records, and shall furnish such persons with all financial, operating and other data and information as they may from time to time request, (ii) the Company's and its subsidiaries' vendors and (iii) the Company's and its subsidiaries' management information systems and other consultants. The documents and information provided pursuant to the provisions described in this paragraph shall be subject to the provisions of the confidentiality agreement between the Company and Cypress.

    NOTIFICATION OF CERTAIN MATTERS. The Merger Agreement provides that the Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate and (ii) any failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder; PROVIDED, HOWEVER, that the delivery of any such notice shall not limit or otherwise affect the remedies available thereunder to the party receiving such notice.

    BENEFITS MATTERS. The Merger Agreement provides that, at and after the Effective Time, the Surviving Corporation shall promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any compensation arrangements, employment agreements and employee or director benefit plans, programs and policies in existence as of the date of the Merger Agreement for all employees (and former employees) and directors (and former directors) of the Company and previously disclosed to Purchaser. Under the terms of the Merger Agreement, each of Purchaser and the Company has agreed that the Surviving Corporation shall pay promptly or provide when due all compensation and benefits accrued or incurred prior to the Effective Time and required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect and disclosed to Purchaser as of the date of the Merger Agreement, or pursuant to any applicable collective bargaining agreement.

    The Merger Agreement provides that the Company and its subsidiaries, and the Surviving Corporation, its subsidiaries and its successors and assigns, will honor all director retirement benefits, and all employment or severance agreements with any employee or former employee of the Company or any of its subsidiaries, in existence on the date of the Merger Agreement which were disclosed to Purchaser and a full and complete copy (or, in the case of oral agreements, written summary) of which was provided to Purchaser prior to the date of the Merger Agreement.

    The Merger Agreement also provides that from the Effective Time until the first anniversary of the Effective Time, the Surviving Corporation, its subsidiaries, successors and assigns shall provide employees and former employees of the Company and its subsidiaries (and directors and former directors of the Company) with benefit and compensation plans, programs, policies or arrangements (including, without limitation, annual and long-term incentive plans, retirement plans, life insurance, medical, dental and other similar employee welfare benefit plans) no less favorable (subject to the following proviso) in the aggregate as to each employee, former employee, director or former director than those provided at the date of the Merger Agreement to similarly situated persons by the Company and its subsidiaries pursuant to plans, programs, policies and arrangements which were disclosed to Purchaser and a full and complete copy (or, in the case of oral agreements, written summary) of which was provided to Purchaser prior to the date of the Merger Agreement; provided, however, that the provision described by this sentence shall not require the Surviving Corporation or its subsidiaries, successors and assigns to provide any plan, program or arrangement providing for the issuance or grant of any interest or right in respect of the capital stock of the Surviving Corporation or any of its subsidiaries. The Merger Agreement further provides that Purchaser acknowledges that the purchase of Shares pursuant to the Offer will constitute a change in control of the Company (to the extent such concept is applicable) for the purposes of all agreements, contracts, plans, programs, policies or arrangements of the Company which were disclosed to Purchaser.

    Under the terms of the Merger Agreement, Purchaser acknowledges the obligations of the Company and the Surviving Corporation and their subsidiaries, successors and assigns set forth in the benefits provisions described above. The Merger Agreement further provides that nothing in such provisions shall require the continued employment of any person or prevent the Company and/or the Surviving Corporation (or its subsidiaries) from taking any action or refraining from taking any action which the Company (or its subsidiaries), prior to the Effective Time, could have taken or refrained from taking.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that the certificate of incorporation and the by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the By-Laws on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who prior to the purchase of Shares in the Offer were directors, officers or employees of the Company unless such modification is required by law.

    The Merger Agreement provides that the Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time the policies of the directors' and officers' liability insurance maintained by the Company at the time of the execution of the Merger Agreement with respect to matters occurring prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to the covered officers and directors) to the extent available; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of the annual premiums paid by the Company (which annual premium the Company represents and warrants to be not more than $230,000) at the time of the execution of the Merger Agreement to maintain or procure insurance coverage pursuant to the provisions of the Merger Agreement described in this sentence, but in such case shall purchase as much coverage as possible for such amount.

    EQUITY CONTRIBUTION. The Merger Agreement provides that, simultaneously with the consummation of the Offer, Purchaser will make an Equity Contribution to the Company, as required by the terms of the Financing, pursuant to which the Company will sell to Purchaser, and Purchaser will purchase from the Company, an aggregate number of Shares specified by Purchaser up to 5,586,314 Shares (including from treasury or through new issuance) at a price per Share equal to the Merger Consideration, such Shares to be validly issued, fully paid and nonassessable, approved for listing on the NYSE and issued and sold free of preemptive (or similar) rights and any liens, claims or similar encumbrances.

    ANTI-DILUTION. The Merger Agreement provides that the Company will as promptly as practicable notify Purchaser if it issues any Shares, whether upon the exercise, exchange or conversion of securities exercisable or exchangeable for or convertible into Shares or otherwise. If the Offer is consummated, the Company agrees that if, at the time of closing of the Offer and the Equity Contribution or at any time thereafter until the later of (a) the Effective Time of the Merger and (b) two years from the closing of the Offer and the Equity Contribution, the number of Shares held by Purchaser shall not represent at least two-thirds of the outstanding Shares as a result of the issuance of Shares by the Company, whether upon the exercise, exchange or conversion of Options, Convertible Notes or other securities exercisable or exchangeable for or convertible into Shares or otherwise, the Company will sell (including from treasury or through new issuance) to Purchaser, upon notice from Purchaser, at a price per share equal to the Merger Consideration, in cash, such number of validly issued, fully paid and non-assessable Shares (which shares shall be approved for listing on the NYSE if the Shares are then so listed and issued and sold free of preemptive (or similar) rights and any liens, claims or similar encumbrances) as may be necessary so that the percentage of outstanding Shares held by Purchaser represents at least two-thirds of the outstanding Shares.

    SUPPORT AGREEMENT. Under the terms of the Merger Agreement, the Company has agreed not to take any action, and to direct its directors, officers, employees, transfer agent, other agents, and representatives not to take any action, which would permit or facilitate a transfer of record ownership of Shares held by the Supporting Shareholder in violation of the Support Agreement.

    CONDITIONS TO THE MERGER. Purchaser and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) if required by the NYBCL, the Merger Agreement shall have been approved by the affirmative vote of the shareholders of the Company owning of record at least two-thirds of the outstanding Shares entitled to vote thereon; (b) no temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and which is in effect at the Effective Time, provided, however, that, in the case of any such decree, injunction or other order, each of the Company and Purchaser shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; (c) no statute, rule, regulation, executive order, decree, or other order of any kind (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or governmental authority which prohibits or enjoins the consummation of the Merger; (d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and (e) Purchaser shall have accepted for payment and paid for the Shares tendered pursuant to the Offer.

    TERMINATION; FEES AND EXPENSES. The Merger Agreement provides that it may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

        (a) by mutual written consent of Purchaser and the Company;

        (b) by Purchaser or the Company if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States shall have issued a final injunction, order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and such order, decree, ruling or other action is or shall have become final and nonappealable;

        (c) by Purchaser or the Company if due to an occurrence or circumstance which would result in a failure of the Offer Conditions to be capable of satisfaction, (i) Purchaser shall have terminated the Offer, (ii) the Offer shall have expired without Purchaser having accepted Shares for payment pursuant thereto, or (iii) Purchaser shall not have accepted Shares for payment pursuant to the Offer in accordance with the terms thereof, unless such failure has been caused by or results from the breach by the party seeking termination of any of its representations, covenants or agreements contained in the Merger Agreement;

        (d) by Purchaser or the Company prior to the purchase of the Shares pursuant to the Offer (PROVIDED that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach is not cured within five business days following written notice given by the terminating party to the party committing such breach, or which breach, by its nature, cannot be cured prior to the date on which the Offer expires; or

        (e) by either Purchaser or the Company prior to the purchase of Shares pursuant to the Offer if the Board of Directors of the Company shall reasonably determine in good faith by a majority vote that an Acquisition Proposal is more favorable to the Company's shareholders in the aggregate and from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions of such transactions proposed by Purchaser in response to such Acquisition Proposal) and shall reasonably determine in good faith by a majority vote, based upon advice of its outside legal counsel, that failing to accept such Acquisition Proposal would reasonably be expected to constitute a breach of the fiduciary duties of the Board and the Company shall have delivered to Purchaser a written notice of the determination by the Company's Board of Directors to terminate this Agreement pursuant to the provisions described in this paragraph setting forth a summary of all material terms of such Acquisition Proposal; PROVIDED, HOWEVER, that the Company may not terminate the Merger Agreement pursuant to the provisions described in this paragraph unless (i) five business days shall have elapsed after delivery to Purchaser of the notice referred to above, (ii) at the end of such five business day period the Company's Board of

    Directors shall continue to believe that such Acquisition Proposal is more favorable to the Company's shareholders in the aggregate and from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions of such transactions proposed by Purchaser in response to such Acquisition Proposal), and (iii) simultaneously with such termination the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Acquisition Proposal and shall make payment of the full reimbursement required by the provisions described below; or

        (f) by Purchaser prior to the purchase of Shares pursuant to the Offer, if (i) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another Acquisition Proposal, offer or transaction; or (ii) the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on or prior to such date (A) any person (other than Purchaser or its affiliates) shall have made a public announcement or proposal, or a communication to the Company which becomes publicly known, with respect to an Acquisition Proposal which is superior from a financial point of view to the Offer and the Merger or (B) any person (including the Company or any of its affiliates or subsidiaries), other than Purchaser or any of its affiliates, shall have become the beneficial owner of 20% or more of the Shares.

    The Merger Agreement further provides that in the event of the termination thereof pursuant to its terms, the Merger Agreement shall forthwith become void and there shall be no liability on the part of any party thereto except as set forth in therein; provided, however, that nothing therein shall relieve any party from liability for any breach thereof.

    The Merger Agreement provides that if Purchaser terminates the Merger Agreement pursuant to the provisions described in paragraph (e) above, or clause
(i) or (ii)(B) of paragraph (f) above, or if the Company terminates the Merger Agreement pursuant to the provisions described in paragraph (e) above or in circumstances that would have permitted Purchaser to terminate pursuant to the provisions described in paragraph (e) above, or clause (i) or (ii)(B) of paragraph (f) above, then:

         (i) The Company shall reimburse Purchaser and its affiliates for all reasonable out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Offer and the Merger and the negotiation, preparation, diligence in respect of and consummation of all the transactions contemplated by the Merger Agreement (including, without limitation, fees and disbursements payable to financing sources, investment bankers, counsel to Purchaser or its affiliates or any of the foregoing, and accountants) up to an aggregate maximum reimbursement of $750,000. The Company shall pay the amounts requested within one business day of such requests (accompanied by a submission of statements therefor); and

        (ii) If (x) such termination is pursuant to the provisions described in clause (ii)(B) of paragraph (f) above or in circumstances that would have permitted Purchaser to terminate pursuant to the provisions described in clause (ii)(B) of paragraph (f) above or (y) within 12 months of such termination the Company consummates a transaction contemplated by the definition of "Acquisition Proposal", then in each case the Company shall pay to or as directed by Purchaser, within one business day following such termination, in the case of clause (x) above, or within one business day following consummation of such transaction, in the case of clause (y) above, a fee, in cash, of $3 million, PROVIDED, HOWEVER, that the Company in no event shall be obligated to pay more than one such fee with respect to all such terminations and transactions.

    The Merger Agreement further provides that, except as otherwise specifically provided therein, each party shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

SUPPORT AGREEMENT

    Simultaneously with the execution of the Merger Agreement and as a condition to the willingness of Purchaser to proceed with the Offer and the Merger, Purchaser entered into a Support Agreement (the "Support Agreement") with the Supporting Shareholder, pursuant to which, among other things, the Supporting Shareholder agreed to validly tender (and not withdraw) his Shares to Purchaser pursuant to the Offer. As of the date of the Support Agreement, the Supporting Shareholder held 1,532,157 Shares (such Shares, together with any other Shares acquired by the Supporting Shareholder after the date of the Support Agreement and during the term of the Support Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "Subject Shares"), representing approximately 6.3% of the currently outstanding Shares, and had the right to receive an additional 540,000 Shares, representing approximately an additional 2.2%, through the exercise of options.

    Under the terms of the Support Agreement, the Supporting Shareholder has also agreed as follows:

        (a) at any meeting of shareholders of the Company held prior to the consummation of the Offer and called to vote upon the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or at any adjournment thereof or in any other circumstances in which a vote, consent or other approval with respect to the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement is sought, the Supporting Shareholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement;

        (b) at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances in which the Supporting Shareholder's vote, consent or other approval is sought and which meeting is held or other action is taken prior to the consummation of the Offer, the Supporting Shareholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of all or substantial assets, reorganization, recapitalization, dissolution, liquidation or winding-up of or by the Company or any other takeover proposal or Acquisition Proposal (as such term is defined in the Merger Agreement) or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement, or would change in any manner the voting rights of the Common Stock. Pursuant to the terms of the Support Agreement, the Supporting Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing;

        (c) the Supporting Shareholder has granted to, and appointed Purchaser and any designee of Purchaser, each of them individually, Shareholder's irrevocable (until the termination of this Agreement) proxy and attorney-in-fact (with full power of substitution) to vote the Subject Shares of Shareholder as indicated in paragraphs (a) and (b) above;

        (d) the Supporting Shareholder has agreed not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Merger and the Offer or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Acquisition Proposal, and agrees not to commit or agree to take any of the foregoing actions; PROVIDED that the Supporting Shareholder shall be permitted to make limited

    Transfers to family members and for estate planning purposes so long as the transferee executes an agreement to be bound by the terms of the Support Agreement, or terms substantially identical thereto; and

        (e) Until the termination of the Support Agreement, the Supporting Shareholder will comply with the provisions of the Merger Agreement pertaining to Acquisition Proposals to the extent applicable to the Supporting Shareholder in his capacity as a director or officer of the Company; PROVIDED, that nothing in the provisions described in this paragraph (e) shall prohibit Shareholder from taking any actions that the Company is permitted to take in accordance with such provisions of the Merger Agreement pertaining to Acquisition Proposals.

    The Support Agreement shall terminate on the date on which the Merger Agreement is terminated in accordance with its terms.

    12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY; RIGHTS
AGREEMENT.

    PURPOSE. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

    VOTE REQUIRED TO APPROVE THE MERGER. The Board of Directors of the Company has unanimously approved the Merger Agreement in accordance with the NYBCL. If required for approval of the Merger, the Company has agreed, in accordance with and subject to the NYBCL, to duly convene a meeting of its shareholders as promptly as practicable following the purchase of Shares pursuant to the Offer for the purpose of considering and taking action on the Merger Agreement. If shareholder approval is required, the Merger Agreement must be approved by the vote of the holders of two-thirds of the Shares outstanding on the record date set for such vote. Pursuant to the Merger Agreement, such record date is to be the time immediately following the consummation of the Offer and the Equity Contribution so that Purchaser is the holder of record for purposes of such vote of the Shares acquired in the Offer and the Equity Contribution, which Shares will constitute in excess of two-thirds of the issued and outstanding Shares of record at such record date assuming the Minimum Condition was satisfied. In addition, the Merger Agreement provides that if, at the time of closing of the Offer and the Equity Contribution or thereafter, the number of Shares held by Purchaser shall not represent at least two-thirds of the outstanding Shares as a result of the issuance of Shares by the Company (whether upon the exercise, exchange or conversion of options, Convertible Notes or other securities exercisable or exchangeable for or convertible into Shares or otherwise), the Company will sell to Purchaser, upon notice from Purchaser, at a price per share equal to the cash price paid in the Offer and the Merger, such number of Shares as may be necessary so that the percentage of outstanding Shares held by Purchaser represents at least two-thirds of the outstanding Shares. As a result, if the Minimum Condition is satisfied and Purchaser acquires Shares pursuant to the Offer, it is expected that Purchaser will have the power to approve the Merger Agreement without the affirmative vote of any other shareholder.

    The Company's Certificate of Incorporation requires the affirmative vote or consent of the holders of 80% of the Shares in order to approve certain corporate transactions, including the Merger and the Support Agreement, between the Company and another corporation which is the beneficial owner of 5% or more of the Shares (the "Supermajority Voting Requirement"). The Supermajority Voting Requirement does not apply, however, if the Company's Board of Directors has approved a memorandum of understanding with such other corporation with respect to such transaction prior to the time that such other corporation becomes a beneficial owner of more than 5% of the Shares. The Company has represented that the Board of Directors of the Company has unanimously approved the Merger Agreement and the Support Agreement as a "memorandum of understanding" with Purchaser pursuant to such provisions, and that such action is sufficient to render the Supermajority Voting Requirement inapplicable to the Merger Agreement, the Support Agreement, the Offer, the Merger, the Equity Contribution, and the other transactions contemplated by the Merger Agreement.

    APPRAISAL RIGHTS. Holders of Shares do not have appraisal rights as a result of the Offer; however, holders of Shares will have certain rights pursuant to the provisions of the NYBCL, including Sections 623 and 910, upon consummation of the Merger, including the right to dissent and demand appraisal of any Dissenting Shares held by such holders. Under the NYBCL, dissenting shareholders who have filed with the Company a written notice of election to dissent and who otherwise comply with the applicable procedures set forth in the NYBCL will be entitled to receive a judicial determination of the fair value of the Shares and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share paid in the Merger.

    THE FOREGOING SUMMARY OF THE RIGHTS OF SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESENTATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE NYBCL.

    The foregoing description of certain provisions of the NYBCL is not necessarily complete and is qualified in its entirety by reference to the NYBCL.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby shareholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority shareholders in the Merger or such alternative transaction be filed with the Commission and disclosed to shareholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

    PLANS FOR THE COMPANY. If Purchaser obtains control of the Company pursuant to the Offer, Purchaser expects to conduct a detailed review of the Company and its businesses, assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider what changes would be desirable in light of the circumstances that then exist. Such changes could include changes in the Company's businesses, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management or dividend policy. Purchaser expects that Joseph R. Baczko, a former President and Chief Operating Officer of Blockbuster Entertainment, would replace Mr. Ashton as Chairman, Chief Executive Officer and President of the Company and would assume similar responsibilities at Frank's immediately following consummation of the Offer.

    Except as described in this Offer to Purchase, Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

    RIGHTS AGREEMENT. The following discussion, including the summary of certain aspects of the Rights, is based in part on information contained in the Company's Registration Statement on Form 8-A dated March 23, 1995 (the "Form 8-A"), does not purport to be complete and is qualified by reference to such information and to the Rights Agreement, which was filed as an exhibit to such Form 8-A. The Form 8-A is incorporated herein by reference. Although Purchaser does not have any knowledge that would indicate that any statements contained herein based upon such documents are untrue, Purchaser does not assume any responsibility for the accuracy or completeness of the information contained in such documents, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser.

    On February 22, 1990, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of Common Stock to shareholders of record at the close of business on March 7, 1990. Such dividend distribution replaced the rights distributed pursuant to a previous rights agreement (the "Previous Rights Agreement"), which expired as of the close of business on March 7, 1990. The Rights were scheduled to expire on March 7, 1995, but on March 1, 1995, the Company's Board of Directors extended the expiration date for five years, to March 7, 2000. The Rights Agreement provides that each Right entitles the registered holder, upon the occurrence of certain events, to purchase from the Company one share of Common Stock at a purchase price of $60 per Share, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in the Rights Agreement.

    The Rights Agreement provides that the Rights will initially be represented by the Share Certificates and no separate Rights Certificates will be distributed until a Distribution Date. The Rights Agreement further provides that until a Distribution Date, (x) the Rights will be evidenced by the Share Certificates and will be transferred only with such Share Certificates, (y) new Share Certificates issued after March 7, 1990 will contain a legend incorporating the new Rights Agreement by reference and (z) the surrender for transfer of any certificate for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. The Rights Agreement further provides that stock certificates legended pursuant to the Previous Rights Agreement shall represent Rights granted pursuant to the present Rights Agreement.

    The Rights Agreement provides that unless a later date is determined by action of the Board of Directors, a Distribution Date will occur on the close of business on the tenth business day after the first to occur of:

         (i) the commencement of a tender offer or exchange offer that would, if completed, result in a person or group of affiliated or associated persons beneficially owning 20% or more of the outstanding shares of Common Stock;

        (ii) a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock;

        (iii) the consolidation or merger of any entity with or into the Company where the Company is the surviving corporation, and the Common Stock remains unchanged;

        (iv) the transfer, by the beneficial owner of 20% or more of the outstanding shares of Common Stock or by a person who would, as a result of such transaction, become the beneficial owner of

    20% or more of the outstanding shares of Common Stock, of any assets to the Company in exchange for shares of equity securities of the Company;

        (v) the consolidation or merger of any entity with or into the Company where the Company is the surviving corporation and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock are changed into or exchanged for securities of any other entity, or cash or other property;

        (vi) the consolidation or merger of the Company with or into another entity where the Company is not the surviving corporation; or

       (vii) the sale or transfer by the Company of assets or earning power aggregating more than 50% of the assets or earning power of the Company.

    The Rights Agreement provides that the Rights are not exercisable until a Distribution Date (unless a later date is determined by action of the Board of Directors) and will expire at the close of business on March 7, 2000, unless earlier redeemed by the Company as described below.

    The Rights Agreement provides that as soon as practicable after a Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on a Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise provided in the Rights Agreement or determined by the Board of Directors, only shares of Common Stock issued prior to a Distribution Date will be issued with Rights.

    The Rights Agreement provides that unless such transaction is approved in advance by the Board of Directors, upon the occurrence of any of the events listed in clauses (ii), (iii) or (iv) above, each holder of a Right (except Rights voided as set forth below) will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, other securities of the Company or other consideration) at 50% of the then-market price (the "Flip-In").

    The Rights Agreement provides that unless such transaction is approved in advance by the Board of Directors, upon the occurrence of any of the events listed in clauses (v), (vi) or (vii) above, each holder of a Right (except Rights voided as set forth below) will thereafter have the right to receive, upon exercise, common stock of the acquiring company at 50% of the then market price (the "Flip-Over").

    The Rights Agreement provides that, to the extent permitted by applicable law, upon the occurrence of any of the events set forth in clauses (ii) through
(vii) above, all Rights beneficially owned by any Acquiring Person will be null and void, and therefore the Acquiring Person and any transferee of the Acquiring Person will not be able to purchase shares at a 50% discount.

    The Rights Agreement provides that the Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) if holders of the Common Stock are granted certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price of the Common Stock, or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends).

    The Rights Agreement further provides that, at any time, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) (the "Redemption Price"). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

    The Rights Agreement provides that, until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

    While the distribution of the Rights was not taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

    The Rights Agreement provides that the Board of Directors of the Company may supplement or amend any provision of the Rights Agreement; PROVIDED, HOWEVER that after the date upon which the Rights are first exercisable, no supplement or amendment shall be made which changes the redemption price, the final expiration date of the Rights, the Purchase Price or the number of shares of Common Stock for which a Right is exercisable. The Rights Agreement further provides that the Board of Directors of the Company may, at any time, delay a Distribution Date and/or the date upon which the Rights first become exercisable.

    Each share of Common Stock of the Company outstanding and each share held in treasury at the close of business on March 7, 1990 received one Right. So long as the Rights are attached to the Common Stock, one additional Right (as such number may be adjusted pursuant to the provisions of the Rights Agreement) shall be deemed to be delivered for each share of Common Stock issued by the Company subsequent to March 7, 1990.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company in a manner which causes the Rights to become discount Rights unless the offer is approved in advance by the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at its option, redeem all but not less than all the then outstanding Rights at the Redemption Price.

    On November 21, 1997, the Board of Directors adopted resolutions pertaining to the Rights Agreement (i) delaying the Distribution Date solely in connection with the Offer, the Merger, the Equity Contribution and the other transactions contemplated by the Merger Agreement and the Support Agreement until December 31, 1997 or such other date as the Board may resolve, (ii) approving the Offer, the Merger, the Equity Contribution, the Support Agreement and the transactions contemplated by the Merger Agreement, pursuant to which Purchaser will become a beneficial owner of Shares in excess of 20% of the Shares outstanding, so that
(x) Purchaser will not become an Acquiring Person as a result of the transactions contemplated by the Merger Agreement; and (y) the Flip-In and Flip-Over provisions described above shall not apply to any such transactions or agreements; and (iii) authorizing and directing officers of the Company to, if they deem it necessary in order to consummate the transactions contemplated by the Merger Agreement and the Support Agreement, amend the Rights Agreement to provide that none of the execution of the Merger Agreement or the Support Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer, the Equity Contribution, the consummation of the Merger or the other transactions contemplated by the Merger Agreement will (a) cause any Rights issued to become exercisable, (b) cause Purchaser or any of its affiliates or associates to become an Acquiring Person or (c) give rise to a Distribution Date or a Flip-In, Flip-Over or other Triggering Event (as defined in the Rights Agreement).

    13. DIVIDENDS AND DISTRIBUTIONS. As described more fully in Section 11, pursuant to the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to such time as Purchaser's designees shall constitute a majority of the Company's Board of Directors, except as expressly contemplated by the Merger Agreement, the Company will not, without the prior written consent of Purchaser, among other things, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock. If the Company should, however, on or after the date of the Merger Agreement take any such action, or disclose that it has done so, then without prejudice to Purchaser's rights under Section 15, Purchaser reserves the right to make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such action.

    Similarly, as described more fully in Section 11, pursuant to the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to such time as Purchaser's designees shall constitute a majority of the Company's Board of Directors, except as expressly contemplated by the Merger Agreement, the Company will not, without the prior written consent of Purchaser, among other things, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock. If on or after the date of the Merger Agreement, the Company should nonetheless declare or pay any cash or stock dividend or other distribution on, or issue any right with respect to, the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or the nominee or transferee of Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to Purchaser's rights under Section 15, (i) the purchase price payable per Share by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering shareholder shall be required to be promptly remitted and transferred by the tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

    14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NYSE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing. The NYSE would normally give consideration to suspending or removing from the list a security of a company when (i) the number of shareholders is less than 1,200 or (ii) the number of publicly-held shares is less than 600,000, and the aggregate market value of publicly held shares subject to adjustment is less than $8 million. For purposes of (i) above, the number of beneficial holders of stock held in the name of NYSE member organizations will be considered in addition to the holders of record. For purposes of (ii) above, the shares held by officers, directors, or their immediate families and other concentrated holdings of 10% or more are excluded in calculating the number of publicly held shares. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing the market for the Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NYSE for continued listing, it is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares.

    The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

    15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer as to any Shares not then paid for if, prior to the expiration of the Offer, (i) any of the Minimum Condition, the HSR Act Condition or the Debt Offer Condition has not been met, or (ii) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following events have occurred:

        (a) there shall have been instituted or pending any action or proceeding brought by any governmental authority before any federal or state court, or any order or preliminary or permanent injunction entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, or any other action taken, or statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or to the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency which could reasonably be expected to have the effect of: (i) making illegal, materially delaying or otherwise directly or indirectly restraining or prohibiting or making materially more costly the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by Purchaser or any of its affiliates, or the consummation of any of the transactions contemplated by the Merger Agreement or materially delaying the Merger; (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its Significant Subsidiaries or Purchaser or any of Purchaser's affiliates of all or any material portion of the business or assets of the Company or any of its Significant Subsidiaries, or compelling Purchaser or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Significant Subsidiaries or Purchaser or any of its affiliates, as a result of the transactions contemplated by the Offer or the Merger Agreement; (iii) imposing or confirming limitations on the ability of Purchaser or any of its affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote any Shares acquired or owned by Purchaser or any of its affiliates on all matters properly presented to the shareholders of the Company, including without limitation the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or (iv) requiring divestiture by Purchaser or any of its affiliates of any Shares;

        (b) there shall have occurred, after the date of the Merger Agreement, an event that has had a material adverse effect on the business, operations, assets, liabilities, properties, financial condition, or results of operations of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect");

        (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq National Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference not relating to monetary conditions), (ii) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date of the Merger Agreement, or a material disruption of or material adverse change in financial, banking or capital market conditions that could materially adversely affect syndication of loan facilities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any domestic government or governmental, administrative or regulatory authority or agency on, or any other event that could reasonably be expected to materially adversely affect the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity having a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer or any of the other transactions contemplated by the Merger Agreement or
    (vi) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

        (d) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
    Act) of more than 15.0% of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in
    Section 13(d)(3) of the Exchange Act), other than Purchaser or any of its affiliates, or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer and the Merger or (B) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to an Acquisition Proposal;

        (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination;

        (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

        (g) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

        (h) all consents and approvals of and notices to or filings with governmental authorities and third parties required in connection with the transactions contemplated by the Merger Agreement shall not have been obtained or made other than those the absence of which, individually or in the aggregate, would not have a Material Adverse Effect or prevent or materially delay consummation of any of the transactions contemplated by the Merger Agreement.

    The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject in each case to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Purchaser concerning the events described in this Section 15 will be final and binding upon all parties.

    16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Except as set forth below, based on its examination of publicly available filings by the Company with the Commission and other publicly available information concerning, and representations and statements by, the Company, Purchaser is not aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or Purchaser or that certain parts of the businesses of the Company or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder.

    STATE TAKEOVER LAWS. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. In 1982, the Supreme Court of the United States, in EDGAR V. MITE CORP., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP.
V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in GRAND METROPOLITAN PLC V. BUTTERWORTH that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    The Company is incorporated in New York. Section 912 of the NYBCL generally prohibits such a New York corporation from engaging in certain "business combinations" (defined to include mergers and consolidations) with an "interested shareholder" (defined generally as any person that beneficially owns 20% or more of the outstanding voting securities of the corporation) for a period of five years after the date the person became an interested shareholder unless, before such date, the board of directors of the corporations approved either the business combination or the purchase of 20% or more of the corporation's voting securities by the interested shareholder or certain other statutory conditions have been met. On November 21, 1997, the Company's Board of Directors unanimously approved the acquisition of beneficial ownership of Shares contemplated by the Offer, the Merger, the Equity Contribution, the Merger Agreement and the Support Agreement for purposes of Section 912. Accordingly,
Section 912 is inapplicable to, and will not prevent consummation of, the Merger.

    New York has also adopted the New York Security Takeover Disclosure Act, as amended (the "NYSTDA"), which purports to apply to any tender offer to purchase any equity security of a "target company" (which is defined to mean a corporation organized under the laws of the State of New York which has its principal executive offices or significant business operations located within the State of New York) if, after the tender offer, the offeror would be a beneficial owner of more than 5% of any class of the issued and outstanding equity securities of such target company. If applicable, the NYSTDA requires an offeror to file with the Attorney General of the State of New York and deliver to the target company a registration statement as soon as practicable on the date of commencement of the tender offer. The NYSTDA also permits among other things, an investigation and public hearing to review the adequacy of the required disclosure. Purchaser has filed a registration statement with the Attorney General of the State of New York, and has included in Schedule II to this Offer to Purchase certain additional information required to be disclosed by the NYSTDA.

    Except as described herein, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

    Purchaser intends, as soon as reasonably practicable following the date hereof, to file with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Purchaser, unless both the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser, the waiting period would be extended for an additional 10 calendar days following substantial compliance by Purchaser with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not (except as otherwise provided in the Merger Agreement), be extended and in any event the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of the Company or its subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

    Based upon an examination of publicly available information and information provided by the Company relating to the businesses in which the Company and its subsidiaries are engaged, Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws. There can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

    MARGIN CREDIT REGULATIONS. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

    17. FEES AND EXPENSES. Chase Securities Inc. is acting as Dealer Manager in connection with the Offer. As compensation for its services as Dealer Manager, Chase Securities Inc. will receive a fee of approximately $250,000 if the Offer is consummated. Purchaser will also reimburse Chase Securities Inc. for reasonable out-of-pocket expenses including reasonable attorney's fees and has also agreed to indemnify Chase Securities Inc. against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws. In addition, Chase Securities Inc. is serving as Arranger and its affiliate, The Chase Manhattan Bank, is serving as Administrative Agent in connection with the Financing, pursuant to which they will receive customary fees.

    Purchaser has retained D. F. King & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for reasonable out-of-pocket expenses. Purchaser has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

    18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    Purchaser has filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 8 of this Offer to Purchase.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          CYRUS ACQUISITION CORP.

November 25, 1997

                                                                      SCHEDULE I

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER,
                         MEMBERS OF CYPRESS L.L.C. AND
                   DIRECTORS AND EXECUTIVE OFFICERS OF ONWIST

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The name, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser are set forth below. All directors and executive officers listed below are citizens of the United States. The business address of Mr. Stern, Mr. Spalding and Mr. Shirazi is 65 East 55th Street, 19th Floor, New York, NY 10022.

                                                                        PRESENT PRINCIPAL OCCUPATION
NAME AND                                                                OR EMPLOYMENT AND FIVE-YEAR
  POSITION                                                                   EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
James A. Stern..........................................  Chairman of Cypress L.L.C. since May 1994. Prior to May
Director                                                  1994, Mr. Stern was a Managing Director with Lehman
                                                          Brothers where he was the head of the Merchant Banking
                                                          Group.

David P. Spalding.......................................  Vice Chairman of Cypress L.L.C. since May 1994. Prior to
President and Director                                    May 1994, Mr. Spalding was a Managing Director with
                                                          Lehman Brothers where he worked in the Merchant Banking
                                                          Group.

Bahram Shirazi..........................................  Principal of Cypress L.L.C. since May 1994. Prior to May
Vice President, Treasurer,                                1994, Mr. Shirazi was a Vice President with Lehman
  Secretary and Director                                  Brothers where he worked in the Merchant Banking Group.

    2. MEMBERS OF CYPRESS L.L.C. The name, present principal occupation or employment and five-year employment history of each member of Cypress L.L.C. are set forth below. All persons listed below are citizens of the United States. The business address of each of the persons listed below is 65 East 55th Street, 19th Floor, New York, New York 10022.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                        OR EMPLOYMENT AND FIVE-YEAR
NAME                                                                         EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------

James A. Stern..........................................  Chairman of Cypress L.L.C. since May 1994. Prior to May
                                                          1994, Mr. Stern was a Managing Director with Lehman
                                                          Brothers where he was the head of the Merchant Banking
                                                          Group.

Jeffrey P. Hughes.......................................  Vice Chairman of Cypress L.L.C. since May 1994. Prior to
                                                          May 1994, Mr. Hughes was a Managing Director with Lehman
                                                          Brothers where he worked in the Merchant Banking Group.

James L. Singleton......................................  Vice Chairman of Cypress L.L.C. since May 1994. Prior to
                                                          May 1994, Mr. Singleton was a Managing Director with
                                                          Lehman Brothers where he worked in the Merchant Banking
                                                          Group.

David P. Spalding.......................................  Vice Chairman of Cypress L.L.C. since May 1994. Prior to
                                                          May 1994, Mr. Spalding was a Managing Director with
                                                          Lehman Brothers where he worked in the Merchant Banking
                                                          Group.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF ONWIST. The name, present principal occupation or employment and five-year employment history of each director of Onwist are set forth below. Mr. Douglas and Mr. Smith are citizens of Bermuda. Mr. Spalding is a citizen of the United States. The business address of Mr. Douglas and Mr. Smith is c/o Bank of Bermuda (Cayman) Limited, P.O. Box 513 G.T., British American Tower, Third Floor, Georgetown, Grand Cayman, Cayman Islands, B.W.I. The business address of Mr. Spalding is 65 East 55th Street, 19th Floor, New York, New York 10022.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                        OR EMPLOYMENT AND FIVE-YEAR
NAME                                                                         EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------

Luis A. Douglas.........................................  Senior Executive Vice President, Corporate Clients of
                                                          The Bank of Bermuda Limited since March 1997. Prior to
                                                          March 1997, Mr. Douglas was Executive Vice President,
                                                          Corporate Trust of The Bank of Bermuda Limited.

David T. Smith..........................................  Senior Vice President, Corporate Trust of The Bank of
                                                          Bermuda Limited Since March 1997. Prior to March 1997,
                                                          Mr. Smith was a Vice President of The Bank of Bermuda
                                                          Limited.

David P. Spalding.......................................  Vice Chairman of Cypress L.L.C. since May 1994. Prior to
                                                          May 1994, Mr. Spalding was a Managing Director with
                                                          Lehman Brothers where he worked in the Merchant Banking
                                                          Group.

                                                                     SCHEDULE II

                     ADDITIONAL INFORMATION REQUIRED BY THE
                   NEW YORK SECURITY TAKEOVER DISCLOSURE ACT

    Purchaser was incorporated on November 12, 1997. Purchaser has not engaged in any business since its incorporation or organization other than that incident to its incorporation or organization and in connection with the Offer, the Merger, and the other transactions contemplated by the Merger Agreement. Accordingly, Purchaser has not engaged in any significant community activities, nor has Purchaser made any significant charitable, cultural, educational or civic contributions.

    Except for the directors and executive officers of Purchaser set forth in
Schedule I, Purchaser has no employees. Accordingly, Purchaser has no existing pension plans, profit-sharing plans, savings plans, has not provided any educational opportunities or relocation adjustments to its employees, and has had no labor or employment-related claims or disputes.

    Purchaser has no present plans or proposals to material changes in the Company's business, corporate structure, management, personnel or activities which would have a substantial impact on residents of the State of New York.

    Except as set forth in this Schedule II, all information regarding Purchaser and the Company and the Offer required to be disclosed pursuant to the NYSTDA is set forth in this Offer to Purchase and is incorporated by reference in the Registration Statement filed pursuant to the NYSTDA.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                                   FACSIMILE:
                                 (201) 329-8936

                      CONFIRM FACSIMILE BY TELEPHONE ONLY:
                                 (201) 296-4860

         BY MAIL:                    BY HAND:            BY OVERNIGHT DELIVERY:
 Reorganization Department   Reorganization Department  Reorganization Department
        PO Box 3301                120 Broadway            85 Challenger Road
South Hackensack, NJ 07606          13th Floor              Mail Stop--Reorg
                                New York, NY 10271      Ridgefield Park, NJ 07660

    Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D. F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect (212) 269-5550
                    ALL OTHERS CALL TOLL FREE (800) 714-3311

                      THE DEALER MANAGER FOR THE OFFER IS:

                             CHASE SECURITIES INC.

                                270 Park Avenue
                            New York, New York 10017
                          Call Collect (212) 270-3939